Exhibit 99.1

Contact:            Joanne Ferrara, Investor Relations
631-773-5813
joanne.ferrara@falconstor.com

FalconStor Software Announces Q4 and Full Year Results
Full Year Revenues Increase 41% from Prior Year
Increase in Stock Repurchase Program Authorized

MELVILLE, N.Y., February 7, 2008—FalconStor Software, Inc. (NASDAQ: FALC), the market leader in disk-based data protection solutions, today announced financial results for its fourth quarter and full year ended December 31, 2007.

Revenues for the fourth quarter of 2007 increased 23% to $24.8 million, compared with $20.2 million for the same period a year ago. GAAP income from operations for the quarter increased 114% to $5.4 million, compared with $2.5 million in Q4 2006. GAAP net income for the quarter was $5.7 million, or $0.10 per diluted share, compared with $2.8 million, or $0.06 per diluted share in Q4 2006. Stock-based compensation expense was $1.7 million in Q4 2007 and $2.3 million in Q4 2006.

Pro forma income from operations, which excludes stock-based compensation expense, increased to $7.1 million in the fourth quarter of 2007, compared with pro forma income from operations of $4.8 million in the fourth quarter of 2006. Pro forma operating margins increased to 29% in the fourth quarter of 2007, compared with pro forma operating margins of 24% in the same period a year ago.  Pro forma net income increased to $7.4 million, or $.14 per diluted share, in Q4 2007 compared with $5.1 million, or $.10 per diluted share, in Q4 2006.

For the year ended December 31, 2007, revenues increased 41% to $77.4 million, compared with $55.1 million for the same period a year ago.  GAAP income from operations for 2007 increased to $6.1 million, compared with a loss from operations of $4.7 million in 2006. GAAP net income for the year was $12.7 million, or $0.24 per diluted share, compared with a net loss of $3.4 million, or $0.07 per diluted share, in the same period a year ago. Stock-based compensation expense was $7.9 million in 2007 and $9.4 million in 2006.

Pro forma income from operations for the full year 2007 increased 200% to $14.0 million, compared with pro forma income from operations of $4.7 million in 2006. Pro forma operating margins increased to 18% in 2007, compared with pro forma operating margins of 9% in the same period a year ago.  Pro forma net income increased to $16.2 million, or $.30 per diluted share, in 2007 compared with $6.0 million, or $.12 per diluted share, in 2006. Pro forma results for the full year exclude stock-based compensation for 2006 and 2007 and a $4.5 million income tax benefit recorded in Q3 2007.

The Company closed the year with $62.9 million in cash, cash equivalents and marketable securities, as compared with $41.0 million as of the end of 2006. Deferred revenue at December 31, 2007 was $19.0 million.

The Company also announced that its Board of Directors approved an increase in the size of its Stock Repurchase Program, which increases the number of shares that may be repurchased from 2 million to 5 million shares.  The Company has previously repurchased 1.2 million shares leaving an additional 3.8 million shares available to be repurchased. The repurchases may be made from time to time in open market transactions in such amounts as determined at the discretion of the Company’s management.  The terms of the stock repurchases will be determined by management based on market conditions.

For the year ended December 31, 2008, the Company currently anticipates:

•	Revenues to be in the range of $100 million to $104 million
•	Pro forma operating margins, which exclude stock-based compensation, to be in the range of 24% to 26%, up from 18% in 2007.
•	Pro forma net income, which excludes stock-based compensation, to be between $0.31 and $0.36 per diluted share.

The pro forma effective tax rate is expected to be approximately 35% - 38%, which excludes the impact of stock-based compensation charges.  Weighted average diluted shares are expected to be approximately 54 to 55 million shares.

“Our 2007 results demonstrate a solid foundation for scalable top and bottom line growth with continuing optimization of operating efficiency," said ReiJane Huai, Chairman and CEO of FalconStor. “We are looking forward to delivering another year of quality growth by leveraging FalconStor's award-winning technology, strong end user references, strategic OEM partnerships, market recognition, financial strength and, most importantly, the 400+ motivated and committed employees at FalconStor.”

The company will host a conference call on Thursday, February 7th at 4:30 p.m. ET, to discuss the results. To participate in the conference call, please dial:

Toll Free: 1-800-257-1836
International: 1 303-275-2170

To view the presentation, please copy and paste the following link into your browser and register for this meeting. Once you have registered for the meeting, you will receive an email message confirming your registration.

https://falconstor.webex.com/falconstor/j.php?ED=105515842&RG=1&UID=0

Meeting: FalconStor Q4 2007 Earnings
Meeting password: q4numbers
Meeting Number: 480 241 425

A conference call replay is scheduled to be available beginning 2/7 at 6:30 PM ET through 11:59 PM ET on 2/12. To listen to the replay of the call, dial toll free: 1 800-405-2236 or International: 1 303-590-3000, passcode: 11107378#, or visit our website at www.falconstor.com/investors.asp

Non-GAAP Financial Measures

The non-GAAP financial measures used in this press release are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The Company’s management refers to these non-GAAP financial measures in making operating decisions because they provide meaningful supplemental information regarding the Company’s operating performance.  In addition, these non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and comparisons to competitors’ operating results.  We include these non-GAAP financial measures (which should be viewed as a supplement to, and not a substitute for, their comparable GAAP measures) in this press release because we believe they are useful to investors in allowing for greater transparency into the supplemental information used by management in its financial and operational decision-making.  For a reconciliation of our GAAP and non-GAAP financial results, please refer to our ProForma Condensed Consolidated Statements of Operations, presented in this release.

About FalconStor
FalconStor Software, Inc. (NASDAQ: FALC), #5 in Forbes 2008 list of America’s Fastest-Growing Technology Companies, is the market leader in disk-based data protection. We deliver proven, comprehensive data protection solutions that facilitate the continuous availability of business-critical data with speed, integrity, and simplicity. Our TOTALLY Open™ technology solutions, built upon the award-winning IPStor® virtualization platform, include the industry leading Virtual Tape Library (VTL) with Single Instance Repository (SIR) for de-duplication, Continuous Data Protector™ (CDP), Storage Virtualization, and Replication for disaster recovery and remote office protection. Our products are available from major OEMs and solution providers including IBM, EMC, SUN, Acer, Brocade, H3C, MPC, and Pillar Data Systems and are deployed by thousands of customers worldwide, from small businesses to Fortune 1000 enterprises.

FalconStor is headquartered in Melville, New York, with offices throughout Europe and the Asia Pacific region. FalconStor is an active member of the Storage Networking Industry Association (SNIA). For more information, visit www.falconstor.com or call 1-866-NOW-FALC (866-669-3252).

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This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include: delays in product development; market acceptance of FalconStor’s products and services; technological change in the storage and networking industries; competition in the network storage software market; the potential failure of FalconStor’s OEM partners to introduce or to market products incorporating FalconStor’s products; intellectual property issues; and other risk factors discussed in FalconStor’s reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.

FalconStor Software, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$32,219,349	$16,105,009
Marketable securities	30,684,206	24,854,579
Accounts receivable, net	26,141,636	24,134,257
Prepaid expenses and other current assets	1,625,417	1,244,937
Deferred tax assets, net	3,807,325	-

Total current assets	94,477,933	66,338,782

Property and equipment, net	7,945,258	5,960,317
Deferred tax assets, net	5,969,778	-
Other assets, net	2,831,878	2,011,433
Goodwill	3,512,796	3,512,796
Other intangible assets, net	443,909	407,316

Total assets	$115,181,552	$78,230,644

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,779,720	$1,432,510
Accrued expenses	6,711,231	6,505,536
Deferred revenue, net	14,142,145	11,466,552

Total current liabilities	22,633,096	19,404,598

Other long-term liabilities	251,094	137,317
Deferred revenue, net	4,818,985	3,645,482

Total liabilities	27,703,175	23,187,397

Commitments and Contingencies

Total stockholders' equity	87,478,377	55,043,247

Total liabilities and stockholders' equity	$115,181,552	$78,230,644

FalconStor Software, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Revenues:
Software license revenue	$18,526,345	$15,228,975	$53,153,980	$38,317,352
Maintenance revenue	4,965,320	3,660,054	18,606,591	12,475,342
Software services and other revenue	1,288,798	1,334,341	5,638,651	4,273,334
	24,780,463	20,223,370	77,399,222	55,066,028

Operating expenses:
Amortization of purchased and capitalized software	38,869	27,770	122,560	362,159
Cost of maintenance, software services and other revenue	3,032,801	2,497,607	11,091,375	9,048,354
Software development costs	5,899,587	5,441,777	22,405,058	20,021,899
Selling and marketing	8,208,611	7,312,035	29,656,034	23,712,488
General and administrative	2,218,538	1,627,179	8,023,562	5,828,150
Litigation settlement	-	799,317	-	799,317
	19,398,406	17,705,685	71,298,589	59,772,367
Operating income (loss)	5,382,057	2,517,685	6,100,633	(4,706,339)
Interest and other income	553,309	465,209	2,329,187	1,650,284

Income (loss) before income taxes	5,935,366	2,982,894	8,429,820	(3,056,055)

Provision (benefit) for income taxes	278,788	157,369	(4,312,036)	318,473

Net income (loss)	$5,656,578	$2,825,525	$12,741,856	$(3,374,528)

Basic net income (loss) per share	$0.11	$0.06	$0.26	$(0.07)

Diluted net income (loss) per share	$0.10	$0.06	$0.24	$(0.07)

Weighted average basic shares outstanding	50,005,315	48,134,809	49,420,848	48,044,946

Weighted average diluted shares outstanding	54,283,386	50,370,514	53,130,903	48,044,946

FalconStor Software, Inc. and Subsidiaries
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three and Twelve Months Ended December 31, 2007
GAAP Reconciliation
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Income (loss) from operations (GAAP)	$5,382,057	$2,517,685	$6,100,633	$(4,706,339)
Adjustment (1)	1,701,928	2,309,259	7,937,523	9,393,154
Pro forma income from operations (3)	7,083,985	4,826,944	14,038,156	4,686,815

Net income (loss) (GAAP)	$5,656,578	$2,825,525	$12,741,856	$(3,374,528)
Adjustment (1)	1,701,928	2,309,259	7,937,523	9,393,154
Adjustment (2)	-	-	(4,507,287)	-
Pro forma net income (3)	7,358,506	5,134,784	16,172,092	6,018,626

Operating margins (GAAP)	22%	12%	8%	(9%)
Adjustment (1)	7%	11%	10%	17%
Pro forma operating margins	29%	24%	18%	9%

Basic EPS (GAAP)	$0.11	$0.06	$0.26	$(0.07)
Adjustment (1), (2)	0.03	0.05	0.07	0.20
Pro forma Basic EPS	0.15	0.11	0.33	0.13

Diluted EPS (GAAP)	$0.10	$0.06	$0.24	$(0.07)
Adjustment (1), (2)	0.03	0.05	0.06	0.19
Pro forma Diluted EPS	0.14	0.10	0.30	0.12

Weighted average basic shares
Outstanding	50,005,315	48,134,809	49,420,848	48,044,946
Weighted average diluted shares
Outstanding	54,283,386	50,370,514	53,130,903	49,684,737

Footnotes:
(1)	Represents non-cash, stock-based compensation charges as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Cost of maintenance, software services and other revenue	$241,261	$282,158	$1,034,423	$1,342,970
Software development costs	807,115	1,098,293	3,279,065	4,331,902
Selling and marketing	405,136	699,329	2,615,503	2,803,585
General and administrative	248,416	229,479	1,008,532	914,697

Total non-cash stock-based compensation expense	$1,701,928	$2,309,259	$7,937,523	$9,393,154

(2)	Represents income tax benefit recorded due to a partial reversal of the Company’s deferred income tax valuation allowance during the three months ended September 30, 2007.
(3)
Pro forma amounts exclude stock option expenses recognized for GAAP purposes under FAS 123R. As discussed earlier in this release, these supplemental non-GAAP financial measures should not be used as a substitute for their comparable GAAP measures.  The pro forma amounts exclude any tax related effects of FAS 123R.